EXHIBIT 99.1

                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                 March 2 , 2001


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                                  EXHIBIT 99.1

                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                  March 2, 2001

North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, reported consolidated earnings of $2,612,585, or $1.40 per share, for the year ended December 31, 2000. This compares with earnings of $2,715,377, or $1.58 per share, for 1999. Total assets were $247,469,066 as of December 31, 2000, equating to growth of 26% for the year. Return on average assets for the year was 1.17% and return on average shareholders' equity was 11.7%.

"We are very pleased with our 2000 financial results in light of opening Solano Bank in July, 2000 and absorbing six months of operating losses associated with the new Bank", stated Terry Robinson, President & CEO of North Bay Bancorp. Robinson went on to note that "North Bay has adopted an aggressive growth strategy which we believe will cause earnings to lag our historical returns through year 2002. With the opening of Solano Bank in 2000, the opening of a St. Helena Office of The Vintage Bank in mid 2001 and a Vallejo Office for Solano Bank in our plans, we are currently sacrificing some profitability for the benefit of growth. We think this approach is prudent given our high level of capital, the market opportunities before us, the capability of our management and the economies of scale to be realized at a larger size. We believe this strategy will reward shareholders over the longer term."

Earlier this month the Holding Company announced a 5% stock dividend and a $.20 per share cash dividend. Both dividends are payable March 20, 2001 for shareholders of record as of March 1, 2001. Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.

         This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or

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assumptions relating to the prospects of loan growth, credit quality and certain operating  efficiencies  resulting  from the  operations of The Vintage Bank and
Solano  Bank.  These  forward-looking   statements  involve  certain  risks  and
uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.


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Questions  regarding  this press release should be directed to Terry L. Robinson at (707) 258-3969.